DORSEY & WHITNEY LLP

SUITE 1500

50 SOUTH SIXTH STREET

MINNEAPOLIS, MINNESOTA 55402

October 9, 2008

Wasatch Funds, Inc.

150 Social Hall Avenue, 4th Floor

Salt Lake City, Utah 84111

Chapman and Cutler LLP

111 West Monroe Street

Chicago, Illinois 60603

Re:

Registration Statement on Form N-14 for the Combination of 1st Source Monogram Income Fund into Wasatch–1st Source Income Fund, of 1st Source Monogram Income Equity Fund into Wasatch–1st Source Income Equity Fund, and of 1st Source Monogram Long/Short Fund into Wasatch–1st Source Long/Short Fund

Ladies and Gentlemen:

We have acted as special Minnesota counsel to Wasatch Funds, Inc., a Minnesota corporation (the “Company”), in providing this opinion with respect to the Company’s authorization and proposed issuance of the following series of its shares (collectively, the “Shares”):

Wasatch–1st Source Income Fund shares (referred to in the Company’s articles of incorporation as Series P Common Shares, par value $0.01 per share);

Wasatch–1st Source Income Equity Fund shares (referred to in the Company’s articles of incorporation as Series Q Common Shares, par value $0.01 per share); and

Wasatch–1st Source Long/Short Fund shares (referred to in the Company’s articles of incorporation as Series R Common Shares, par value $0.01 per share).

The Shares are to be issued pursuant to an Agreement and Plan of Reorganization by and between the Company, acting on behalf of its Wasatch–1st Source Income Fund, its Wasatch–1st Source Income Equity Fund, and its Wasatch–1st Source Long/Short Fund (each an “Acquiring Fund”), and The Coventry Group, a Massachusetts business trust, acting on behalf of its 1st Source Monogram Income Fund, its 1st Source Monogram Income Equity Fund, and its 1st Source Monogram Long/Short Fund (each an “Acquired Fund”), the form of which is included in the Company’s Registration Statement on Form N-14 which was filed by the Company with the Securities and Exchange Commission on September 12, 2008. Such Agreement and Plan of Reorganization, in the form so filed, is referred to herein as the “Agreement,” and such Registration Statement on Form N-14, as amended on or about the date hereof, is referred to herein as the “Registration Statement.” The Agreement provides that the Shares will be issued by the respective Acquiring Funds in transactions in which the Acquiring Funds acquire all of the assets and assume all of the liabilities of the corresponding Acquired Funds, and in which the Shares so issued are distributed pro rata to the former holders of the respective Acquired Funds’ shares.

In rendering the opinion hereinafter expressed, we have reviewed the corporate proceedings taken by the Company in connection with the authorization and issuance of the Shares, and we have reviewed such questions of law and examined copies of such corporate records of the Company, certificates of public officials and of responsible officers of the Company, and other documents as we have deemed necessary as a basis for such opinion. As to the various matters of fact material to such opinion, we have, when such facts were not independently established, relied to the extent we deem proper on certificates of public officials and of responsible officers of the Company. In connection with such review and examination, we have assumed that all copies of documents provided to us conform to the originals and that all signatures are genuine.

In addition, in rendering the opinion hereinafter expressed, we have assumed, with the concurrence of the Company, that the Agreement will have been duly and validly executed and delivered on behalf of the Company, acting on behalf of the Acquiring Funds, and on behalf of The Coventry Group, acting on behalf of the Acquired Funds; that the Company will not issue Shares in excess of the number authorized in the Company’s articles of incorporation as in effect at the date of issuance; and that the Company will maintain its corporate existence and good standing under the laws of the State of Minnesota in effect at all times after the date of this opinion until the transactions contemplated by the Agreement are completed.

Based on the foregoing, it is our opinion that the Shares, when issued and delivered by the Company pursuant to, and upon satisfaction of the conditions contained in, the Agreement, will be validly issued, fully paid and non-assessable.

In rendering the foregoing opinion, we express no opinion as to the laws of any jurisdiction other than the State of Minnesota. We hereby consent to the reliance by Chapman and Cutler LLP on this opinion in rendering its own opinion to the Company with respect to the Shares, and to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ Dorsey & Whitney LLP

JDA